UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2023

KORE Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40856	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Ravinia Drive NE, Suite 500

Atlanta, GA 30346

877- 710-5673

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	The New York Stock Exchange
Warrants to purchase common stock	KORE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 11, 2023, KORE Group Holdings, Inc., a Delaware corporation (“KORE” or the “Company”), entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with Twilio Inc., a Delaware corporation and a stockholder of the Company (the “Selling Stockholder”), pursuant to which the Company agreed to repurchase, directly from the Selling Stockholder, 5,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for an aggregate purchase price of approximately $2.9 million (the “Repurchase”). The price per share paid by the Company was $0.5713, which equals the volume weighted average price per share of the Common Stock on the New York Stock Exchange for the 10 consecutive trading days ending on December 8, 2023. The Repurchase is expected to be completed on or before December 13, 2023. The Company expects to fund the Repurchase with additional funding pursuant to the Investment Agreement, dated as of November 9, 2023, between KORE and Searchlight IV KOR, L.P.

The foregoing description of the Stock Repurchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Stock Repurchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report:

Exhibit No.	Description

10.1	Stock Repurchase Agreement, dated as of December 11, 2023, by and between the Company and Twilio Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORE Group Holdings, Inc.

Date: December 11, 2023	By:	/s/ Jack W. Kennedy Jr.
	Name:	Jack W. Kennedy Jr.
	Title:	Executive Vice President, Chief Legal Officer & Secretary